EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors and Stockholders
Carmax, Inc.:

We consent to the use of our reports dated April 2, 2002, relating to the consolidated balance sheets of CarMax, Inc. as of February 28, 2002 and 2001, and the related consolidated statements of earnings, equity and cash flows for each of the fiscal years in the three-year period ended February 28, 2002, and the related financial statement schedule, which reports are incorporated herein by reference.

/s/     KPMG LLP

Richmond, Virginia
October 1, 2002